Exhibit 5.1

TranSwitch Corporation

Three Enterprise Drive

Shelton, Connecticut 06484

July     , 2003

RE:	Registration Statements on Form S-3 and Form S-4 for TranSwitch Corporation

Ladies and Gentlemen:

We are counsel to TranSwitch Corporation, a Delaware corporation (the “Company”), and have represented the Company in connection with the preparation and filing of the Company’s Registration Statements on Form S-3 and Form S-4 (collectively, the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

The Registration Statement relates to the registration by the Company of (i) $85,584,000 aggregate principal amount of its 6% Convertible Plus Cash NotesSM due August     , 2007 (the “New Notes”) that the Company will offer to holders of the Company’s existing 4½% Convertible Notes due 2005 (the “Existing Notes”) in an exchange offer (the “Exchange Offer”), and (ii) $14,416,000 aggregate principal amount of its New Notes that the Company will offer for cash to holders of the Existing Notes (the “New Money Offering”). The New Notes will be issued under an Indenture (the “Indenture”) by and between the Company and U.S. Bank National Association, as trustee.

The Registration Statement also relates to the registration by the Company of shares of its common stock, $.001 par value per share (the “Common Stock”), issuable as contemplated by the terms of the Indenture and the New Notes as follows: (i) a fixed number of shares of Common Stock may be issued upon conversion of the New Notes at the option of the holder (the “Base Shares”); (ii) shares of Common Stock may be issued if the Company elects to issue Common Stock in lieu of a fixed cash amount, called the plus cash amount, that would otherwise be payable by the Company upon conversion of the New Notes at the option of the holder (the “Plus Cash Shares”); (iii) shares of Common Stock may be issued if the Company elects to issue Common Stock in lieu of cash as payment of interest otherwise payable by the Company on the New Notes (the “Interest Shares”); (iv) shares of Common Stock may be issued if the Company elects to automatically convert the New Notes into Base Shares and the plus cash amount, and additional shares of Common Stock may be issued if the Company elects to issue Common Stock in lieu of the plus cash amount (collectively, the “Auto-Conversion Shares”); and (v) shares of Common Stock may be issued if the Company elects to automatically convert the New Notes prior to the second anniversary of the original issuance of the New Notes, requiring that the Company make a certain cash payment, called the make-whole payment, as contemplated by the terms of the Indenture and the New Notes, and the Company elects to issue Common Stock in lieu of the make-whole payment (the “Make-Whole Shares”).

TranSwitch Corporation

July     , 2003

Based upon such investigation as we have deemed necessary for these purposes, we are of the opinion that:

1.    When the New Notes shall have been duly executed, authenticated, delivered and dated in accordance with the Indenture and issued and sold in the manner described in the Registration Statement, the New Notes will be legally issued and will be binding obligations of the Company.

2.    When any of the Base Shares or Plus Cash Shares, as the case may be, shall have been issued in accordance with the Indenture upon conversion of the New Notes, the Base Shares and Plus Cash Shares, as the case may be, so issued shall be legally issued, fully paid and nonassessable.

3.    When any of the Interest Shares shall have been issued in accordance with the Indenture in lieu of cash as payment of interest otherwise payable by the Company on the New Notes, the Interest Shares so issued shall be legally issued, fully paid and nonassessable.

4.    When any of the Auto-Conversion Shares or Make-Whole Shares, as the case may be, shall have been issued in accordance with the Indenture if the Company elects to automatically convert the New Notes, the Auto-Conversion Shares and the Make-Whole Shares, as the case may be, so issued shall be legally issued, fully paid and nonassessable.

In rendering these opinions, as to all matters of fact relevant to these opinions, we have assumed the completeness and accuracy of, and are relying solely upon, the representations, warranties and agreements of the Company set forth in the Indenture, the Dealer-Manager Agreement and the Placement Agreement included as exhibits to the Registration Statement and the statements set forth in certificates of public officials and officers of the Company, without making any independent investigation or inquiry with respect to the completeness or accuracy of such representations, warranties, agreements or statements.

We assume that each agreement, document or obligation referred to herein has been duly authorized, executed and delivered by all parties (other than the Company) thereto and that each such party (other than the Company) has all requisite legal capacity, power and authority and have taken all necessary action to effect the transactions contemplated by each such agreement, document or obligation to which it is a party.

The opinions expressed herein are qualified to the extent that the validity, binding effect or enforceability of any provision of any of the agreements, documents or obligations referred to herein may be subject to or affected by (i) applicable bankruptcy, insolvency, equitable subordination, preference, fraudulent conveyance or transfer, reorganization, moratorium, debt recharacterization or other laws relating to or affecting the rights and remedies of creditors generally or (ii) general equitable principals. We do not express any opinion herein as to the

TranSwitch Corporation

July     , 2003

availability of any equitable or other specific remedy or of injunctive relief upon breach of any of the agreements, documents or obligations referred to herein.

We express no opinion as to the validity, binding effect or enforceability of any provision of any of the agreements, documents or obligations referred to herein relating to (i) choice of law; (ii) the Company’s agreement to submit to the jurisdiction of any court to the extent that any court has the discretion to assume or decline such jurisdiction; or (iii) the enforceability of any provision regarding non-competition or other matters determined to be contrary to public policy. Furthermore, we express no opinion as to the validity, binding effect or enforceability of the indemnification and contribution provisions contained in any such agreement, document or obligation. We express no opinion as to compliance with applicable anti-fraud statutes, rules or regulations of applicable state or federal law.

We express no opinion as to the validity, binding effect or enforceability of any provision in the New Notes or Indenture relating to rights of set-off against the property of the Company or relating to the ability of any person to collect interest (i) upon interest, (ii) on the Company’s obligations after default at any premium or penalty rate, or (iii) on the Company’s obligations after judgment at any rate other than the applicable judgment rate established by applicable law. Moreover, we express no opinion as to the applicability of or compliance with any usury law or regulation or any similar law or regulation with respect to the maximum rate of interest which may be imposed, or Regulations T, U or X of the Board of Governors of the Federal Reserve System or any similar law or regulation with respect to margin stock.

We express no opinion as to, or as to any matter subject to, the laws of any state or jurisdiction other than the federal laws of the United States and the Commonwealth of Massachusetts, and, to the extent necessary for this opinion, the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the prospectus contained in the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,